    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997

                                            REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             POST PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                      GEORGIA                                           58-1550675
  (State or Other Jurisdiction of Incorporation)          (I.R.S. Employer Identification Number)

                    3350 CUMBERLAND CIRCLE, N.W., SUITE 2200
                             ATLANTA, GEORGIA 30339
                                 (404) 850-4400
  (Address, including zip code, and telephone number, including area code, of
                          Principal Executive Offices)

                                 JOHN T. GLOVER
                                   PRESIDENT
                    3350 CUMBERLAND CIRCLE, N.W., SUITE 2200
                             ATLANTA, GEORGIA 30339
                                 (404) 850-4400
 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)
                             ---------------------
                                   COPIES TO:
                               JOHN J. KELLEY III
                                KING & SPALDING
                              191 PEACHTREE STREET
                          ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
    If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                 PROPOSED             PROPOSED
                                              AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
            TITLE OF SHARES                    TO BE          AGGREGATE PRICE         AGGREGATE          REGISTRATION
           TO BE REGISTERED                REGISTERED(1)       PER SHARE(2)        OFFERING PRICE             FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value...........       750,000            $36.9375            $27,703,125            $8,395
=========================================================================================================================

(1) Does not include 49,218 shares of common stock previously registered on Registration Statement No. 33-85174 and to which the Prospectus contained herein relates. A registration fee of $4,979 was previously paid in connection with an aggregate of 500,000 shares (including the 49,218 shares not yet issued) previously registered.
(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on October 29, 1997.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO REGISTRATION STATEMENT NO. 33-96710 PREVIOUSLY FILED BY THE REGISTRANT ON SEPTEMBER 11, 1995 AND REGISTRATION STATEMENT NO. 33-85714 PREVIOUSLY FILED BY THE REGISTRANT ON FORM S-3 ON OCTOBER 28, 1994, AS AMENDED BY POST EFFECTIVE AMENDMENT NO. 1 FILED BY THE REGISTRANT ON MAY 19, 1995.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                             POST PROPERTIES, INC.
                   DIVIDEND REINVESTMENT STOCK PURCHASE PLAN

                             ---------------------

                                  COMMON STOCK

                             ---------------------

     Post Properties, Inc. (the "Company") hereby offers to the holders of shares of its Common Stock, par value $.01 per share (the "Common Stock"), the opportunity to participate in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides a simple and convenient method for shareholders to invest cash dividends and optional cash payments in shares of Common Stock of the Company. All holders of record of Common Stock are eligible to participate in the Plan (a "Participant").

     Participants may purchase additional shares of Common Stock by (i) having the cash dividends on all, or part, of their shares of Common Stock automatically reinvested, (ii) by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of Common Stock registered in their names and investing in the Plan by making cash payments of not less than $100 per payment or more than $10,000 per month ("optional cash payments"), or
(iii) by investing both their cash dividends and such optional cash payments.

     A shareholder may begin participating in the Plan by completing an Authorization Card and returning it to Wachovia Bank of North Carolina, N.A., as plan administrator. Participants may terminate their participation at any time. Shareholders who do not wish to participate in the Plan need take no action and will continue to receive their cash dividends, if, as and when declared, as usual. It is suggested that this Prospectus be retained for future reference.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ---------------------

     The date of this Prospectus is November 4, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), pursuant to the Exchange Act. Such reports, proxy statements and other information filed by the Company may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and are also available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661-2511. The Common Stock of the Company is listed on the New York Stock Exchange, and such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such reports, proxy statements, and other information can also be obtained from the Internet at http://www.sec.gov.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission (File No. 1-12080) are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
              1997;

          (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

          (d) The Company's Current Reports on Form 8-K filed on February 27, 1997; August 5, 1997; September 17, 1997; October 20, 1997;
              October 23, 1997; and

          (e) the description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, dated July 22, 1993

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Post Properties, Inc., 3350 Cumberland Circle, Suite 2200, Atlanta, Georgia 30339, Attention: Secretary, telephone (770) 850-4400.

                                  THE COMPANY

     The Company is one of the largest developers and operators of upscale multifamily apartment communities in the Southeastern United States. The Company is a self-administered and self-managed equity real estate investment trust (a "REIT"). As of June 30, 1997, the Company owned 49 stabilized Post(R) communities containing 17,648 apartment units located primarily in metropolitan Atlanta, Georgia and Tampa, Florida. In addition, as of June 30, 1997, the Company had under construction or in initial lease-up ten new communities and additions to two existing communities in the Atlanta, Georgia; Tampa, Florida; Charlotte, North Carolina; and Nashville, Tennessee metropolitan areas that will contain an aggregate of 4,025 apartment units when completed. The Company is a fully-integrated organization with multifamily development, acquisition, operation and asset management expertise and as of October 31, 1997 had approximately 1,531 employees. For the six months ended June 30, 1997, the average economic occupancy rate of the 48 Post Communities stabilized for the entire period was 94.3%. The average monthly rental rate per apartment unit at these Post Communities for the same period was $800. Post also manages through affiliates one community with 260 apartment units under the Post(R) brand name for a third party and approximately 7,800 additional apartment units owned by third parties. Post conducts all of its operations through Post Apartment Homes, L.P. (the "Operating Partnership") and its subsidiaries. Post is the sole shareholder of Post GP Holdings, Inc., the sole general partner of the Operating Partnership, and the sole shareholder of Post LP Holdings, Inc., the entity that owns a majority of the limited partnership interests in the Operating Partnership. As of June 30, 1997, Post owned 80.9% of the outstanding partnership interests in the Operating Partnership.

     On October 24, 1997, the Company acquired Columbus Realty Trust ("Columbus") a Texas real estate investment trust. Columbus is a self-administered and self-managed REIT formed on October 12, 1993, which develops, owns and operates upscale multifamily residential properties primarily in urban communities in the Southwestern United States. As of June 30, 1997, Columbus owned 39 total properties: 28 completed multifamily residential properties containing an aggregate of 6,045 apartment units located primarily in the Dallas/Fort Worth metropolitan area, two industrial properties, one retail property, six multifamily development sites in various stages of construction and two sites acquired for future development. The average economic occupancy for the stabilized residential properties during the six months ended June 30, 1997 was 96.0%, with an average collected rent per unit of $761 per month.

     The Company's executive offices are located at 3350 Cumberland Circle, N.W., Suite 2200, Atlanta, Georgia 30339, and its telephone number is (770) 850-4400. The Company is a Georgia corporation that was incorporated on January 25, 1984.

                            DESCRIPTION OF THE PLAN

     The provisions of the Company's Dividend Reinvestment and Stock Purchase Plan are set forth below in question and answer format.

PURPOSE

  1.  What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of record of shares of Common Stock with a simple and convenient method of investing cash dividends or optional cash payments, or both, to purchase additional shares of Common Stock without payment of any brokerage commissions, fees or service charges. Shares of Common Stock purchased under the Plan will either be original issue shares or shares purchased in the open market by the plan administrator, Wachovia Bank of North Carolina, N.A., a bank unaffiliated with the Company (the "Bank") (see Question 4). To the extent shares of Common Stock are purchased by the Bank in the open market, the Company will not receive any proceeds. To the extent the shares of Common Stock are original issue shares, the Company will receive additional funds for its working capital and general corporate purposes. See "Use of Proceeds".

ADVANTAGES

  2.  What are the options available to Shareholders?

     Participants in the Plan may purchase additional shares of Common Stock by
(i) having the cash dividends on all, or part, of their shares of Common Stock automatically reinvested, (ii) by receiving directly, as usual, their cash dividends, if, as and when declared, on shares of Common Stock and investing in the Plan by making cash payments of not less than $100 per payment or more than $10,000 per month, or (iii) by investing both their cash dividends and such optional cash payments.

  3.  What are the advantages of the Plan?

     No brokerage commissions, fees or service charges are paid by Participants in connection with purchases under the Plan, provided, however that if shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee. Full investment of dividends is possible under the Plan because the Plan permits fractions of shares, as well as whole shares, to be purchased and credited to Participants' accounts. Regular statements of account provide simplified record keeping. In addition, the free custodial services provided in connection with the Plan serve to protect against loss, theft or destruction of certificates.

     The price of shares of Common Stock purchased under the Plan from the Company with reinvested cash dividends is 100% of the mean of the high and low sales prices for such shares on the applicable investment date. The price of shares of Common Stock purchased under the Plan from the Company with optional cash payments is 100% of the mean of the high and low sales prices for such shares on the applicable investment date. For open market purchases, the purchase price will be the average price paid by the Bank for all purchases for a single cash dividend or optional cash payment.

ADMINISTRATION

  4.  Who administers the Plan for Participants?

     Wachovia Bank of North Carolina, N.A. has been designated by the Company as its agent to administer the Plan for Participants, maintain records, send regular statements of account to Participants and perform other duties relating to the Plan. Shares of Common Stock purchased under the Plan will be held by the Bank as agent for Participants and registered in the name of the Bank or its nominee. The Bank also serves as Transfer Agent for the Common Stock. Should the Bank resign, or be asked to resign, another agent will be asked to serve.

     All communications regarding the Plan should be sent to the Bank addressed as follows:

           Wachovia Bank of North Carolina, N.A.
           Corporate Trust Department
           Dividend Reinvestment Section
           P. O. Box 3001
           Winston Salem, N.C. 27102

PARTICIPATION

  5.  Who is eligible to participate?

     All holders of record of shares of Common Stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for example, shares registered in the name of a broker, bank nominee or trustee) must either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred to their own names.

  6.  How does an eligible shareholder participate?

     An eligible shareholder may join the Plan by checking the box of his choice on an Authorization Card and returning it to the Bank. A postage-paid envelope is provided for this purpose. Company shareholders whose shares are registered in the name of a nominee or broker must have the nominee or broker sign the Authorization Card and return it to the Bank. Additional Authorization Cards may be obtained at any time by written request to the Bank at the address indicated above.

  7.  When may a shareholder join the Plan?

     A shareholder may join the Plan at any time and will remain a Participant until participation is terminated (see Question 20) or all shares held in the Participant's Plan account are sold.

     If an Authorization Card specifying the Participant's desire to participate in the Plan is received by the Bank no later than the fifth business day preceding the record date established for a particular dividend, receipt of shares of Common Stock in lieu of cash dividends or reinvestment of cash dividends, as appropriate, will commence with that dividend. If the Authorization Card is received after the fifth business day prior to the record date established for a particular cash dividend, then participation in the Plan will not begin until the cash dividend payment date following the next record date, as applicable.

     The Company has declared and paid dividends as follows during the past two years:

DECLARATION DATE                     RECORD DATE                  PAYMENT DATE
----------------                     -----------                  ------------
December 20, 1994            December 31, 1994            January 12, 1995
February 23, 1995            March 31, 1995               April 14, 1995
May 18, 1995                 June 30, 1995                July 14, 1995
August 17, 1995              September 30, 1995           October 12, 1995
November 16, 1995            December 31, 1995            January 15, 1996
February 23, 1996            March 31, 1996               April 12, 1996
May 16, 1996                 June 30, 1996                July 15, 1996
August 22, 1996              September 30, 1996           October 15, 1996
November 22, 1996            December 17, 1996            December 31, 1996
February 20, 1997            March 31, 1997               April 11, 1997
May 22, 1997                 June 30, 1997                July 11, 1997
August 14, 1997              September 30, 1997           October 15, 1997

     Optional cash payments are invested as specified in Question 14.

  8.  What does the Authorization Card provide?

     The Authorization Card provides for the purchase of additional shares of Common Stock through the following options:

          (a) Dividend Reinvestment Only. If the "Dividend Reinvestment Only" box is checked, the Bank will apply cash dividends on all shares of Common Stock registered in the Participant's name, or such number as specified by Participant on the Authorization Card, as well as on all shares of Common Stock credited to the Participant's Plan account, to the purchase of additional shares of Common Stock.

          (b) Dividend Reinvestment and Optional Cash Payments. If the "Dividend Reinvestment and Optional Cash Payments" box is checked, the Bank will apply cash dividends on all shares of Common Stock registered in the Participant's name, or such number as specified by Participant on the Authorization Card, as well as on all shares of Common Stock credited to the Participant's Plan account, and any optional cash payments to the purchase of additional shares of Common Stock.

          (c) Optional Cash Payments Only. If the "Optional Cash Payments Only" box is checked, the Bank will apply any optional cash payments and any dividends on shares credited to the Participant's Plan account to the purchase of additional shares of Common Stock. Cash dividends on shares of Common Stock registered in the Participant's name other than in his Plan account will be paid to the Participant in the usual manner.

     Except with respect to dividends on shares of Common Stock in a Participant's Plan account, which are reinvested automatically, a Participant may elect to reinvest the dividends on all or part of the shares of Common Stock registered in his name by designating his intentions on the Authorization Card.

  9.  How may Participants change investment options?

     A Participant may change his investment option at any time by signing a new Authorization Card and returning it to the Bank. A change in investment option will be effective on the dividend payment date if the Authorization Card is received by the Bank no later than the fifth business day preceding the related dividend record date. If the Authorization Card is received by the Bank after the fifth business day preceding the related dividend record date, the change will be effective on the dividend payment date for the following quarter.

COSTS

  10. Are there any expenses of participation in connection with purchases under the Plan?

     There will be no brokerage commissions or service charges to Participants for purchases under the Plan, regardless of whether such purchases are direct from the Company or open market purchases. Furthermore, all costs of administration of the Plan are to be paid by the Company. See Question 20, "How does a Participant terminate participation in the Plan?" and Question 21, "May a portion of a Participant's Plan shares be sold?" for a discussion of payment by Participants of brokerage costs and transfer taxes associated with such termination of participation and sale of shares under the Plan.

     If a Participant's shares are registered in the name of a nominee or broker, such nominee or broker may charge a commission or fee for both shares purchased in the open market and original issue shares.

PURCHASES

  11.  How many shares of Common Stock will be purchased for each Participant?

     The number of shares to be purchased for a Participant's account under the Plan will depend on the amount of a Participant's dividends being reinvested, the amount of any optional cash payments and the price of the shares of Common Stock. Each Participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be reinvested or invested through optional cash payments, divided by the purchase price per share.

  12. What will be the price of shares of Common Stock purchased under the Plan?

     The price of shares of Common Stock purchased under the Plan as original issue shares with reinvested cash dividends is 100% of the mean of the high and low sales prices for such shares on the applicable investment date. The price of shares of Common Stock purchased under the Plan as original issue shares with optional cash payments is 100% of the mean of the high and low sales prices for such shares on the applicable investment date. For open market purchases, the purchase price will be the average price paid by the Bank for all purchases for a single cash dividend or optional cash payment.

     Since purchase prices for the Common Stock are established on the applicable investment date, a Participant loses any advantages otherwise available from being able to select the timing of investments. Participants should recognize that neither the Company nor the Bank can assure a profit or protect against a loss on shares of Common Stock purchased under the Plan.

  13.  What is the source of shares purchased under the Plan?

     It is anticipated that all of the shares under the Plan will be issued out of the Company's authorized but unissued shares of Common Stock. The Plan, however, does provide the Bank the flexibility of using dividends and optional cash payments to purchase shares of Common Stock on the open market.

  14.  How are optional cash payments made?

     Optional cash payments may be made at any time and in varying amounts of not less than $100 per payment or more than $10,000 per month. A shareholder may make an optional cash payment when enrolling in the Plan by enclosing a check (made payable to Wachovia Bank of North Carolina, N.A.) with the Authorization Card. Thereafter, optional cash payments may be made through the use of optional cash payment forms which will be sent to Participants by the Bank.

     Optional cash payments will be invested monthly, generally on the first business day of each month or, if the Common Stock is not traded on such day, the next trading day. However, only payments received no later than the fifth business day preceding the related monthly investment date will be invested on the related investment date. Optional cash payments received after the fifth business day preceding the related monthly investment date will be invested on the following monthly investment date. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS. IT IS THEREFORE SUGGESTED THAT ANY OPTIONAL CASH PAYMENTS A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH THE BANK AS CLOSE AS POSSIBLE TO THE 25TH DAY OF THE MONTH PRECEDING THE MONTHLY INVESTMENT DATE. The same amount of money need not be sent each month, and there is no obligation to make an optional cash payment each month.

     A shareholder may participate through the investment of optional cash payments without the necessity of reinvesting cash dividends by checking the "Optional Cash Payments Only" box on the Authorization Card. However, even if the "Optional Cash Payments Only" box is checked, all dividends payable on shares purchased with optional cash payments and retained in the Participant's Plan account will be reinvested automatically in additional shares of Common Stock.

REPORTS TO PARTICIPANTS

  15.  What kind of reports will be sent to Participants in the Plan?

     Shareholders who participate in the Plan through the reinvestment of dividends will be sent a quarterly statement of their accounts and shareholders who participate through the investment of optional cash payments will be sent a monthly statement for any months within which an optional cash payment is invested. These statements of account will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price for the shares, the number of Plan shares held for the Participant by the Bank, the number of enrolled shares registered in the name of the Participant, and an accumulation of the transactions for the calendar year to date. Quarterly statements will be mailed as soon as practicable after each dividend payment date, and monthly statements will be mailed on or about the tenth day of each month. These statements are a Participant's continuing record of the cost of his purchases and should be retained for income tax purposes.

     In addition, each Participant will receive the most recent Prospectus constituting the Plan and copies of the same communications sent to every other holder of shares of Common Stock, including the Company's Annual Report, Notice of Annual Meeting and Proxy Statement and income tax information for reporting distributions (including dividends) paid by the Company.

DIVIDENDS

  16.  How are dividends credited to Participants' accounts under the Plan?

     On shares of Common Stock for which a Participant has directed that dividends be reinvested, cash dividends will automatically be credited to a Participant's account and reinvested in additional shares of Common Stock. Cash dividends also will be automatically reinvested on all shares which have been purchased under the Plan and credited to a Participant's account; provided, however, that no dividends will be earned on such shares purchased under the Plan until the dividend payment for the first dividend record date which follows the date of purchase of such shares. On shares of Common Stock for which a Participant has not directed that dividends be reinvested and on shares owned by shareholders who are not participating in the Plan, cash dividends, as declared, will be received by them by check as usual.

     Stock dividends or stock splits distributed by the Company on the shares purchased for and credited to the account of a Participant under the Plan will be added to the Participant's account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a Participant (including shares for which a Participant has directed that cash dividends be reinvested) will be mailed directly to such Participant.

  17.  Will Participants be credited with dividends on fractions of shares?

     Yes. Account balances will be computed to four decimal places and dividends will be paid on the fractional shares.

  18. Will certificates be issued for shares of Common Stock purchased under the Plan?

     Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan will not be issued. Shares will be held in the name of the Bank or its nominees. The number of shares credited to a Participant's account under the Plan will be shown on his statement of account. This service protects against loss, theft or destruction of stock certificates.

     Certificates for any number of whole shares credited to an account under the Plan will be issued upon the written request of a Participant. The remaining whole shares and fractions of shares, if any, will continue to be credited to the Participant's account. A request for issuance of Plan shares, including issuance of all of the shares in a Participant's account, will not constitute a termination of participation in the Plan by the Participant. Termination may be effected only through the delivery to the Bank of a notice of termination as outlined in Question 20, "How does a Participant terminate participation in the Plan?".

     Shares held by the Bank for the account of a Participant may not be pledged. A Participant who wishes to pledge such shares must request that a certificate for such shares be issued in his or her name.

     Certificates for fractions of shares will not be issued under any circumstances.

  19.  In whose name will certificates be issued?

     A Participant's account under the Plan will be maintained in the name in which his shares of Common Stock were registered at the time he enrolled in the Plan. Consequently, if and when certificates for shares held under the Plan are issued, such certificates will be issued only in that name. Certificates will be issued for whole shares only.

TERMINATION OF PARTICIPATION

  20.  How does a Participant terminate participation in the Plan?

     A Participant may terminate participation in the Plan at any time by making written notification to the Bank. A Participant's notice of termination takes effect when such written notice is received by the Bank; provided, however, if the notice of termination is received less than five business days prior to the record date for a dividend payment date, the dividend will be reinvested for that Participant's account. The Bank may terminate a Participant's account by mailing a written notice of termination to the Participant 30 days prior to such termination. The account then will be terminated and all subsequent dividends will be paid to the Participant. When a Participant terminates participation in the Plan, or upon termination of such participation by the Bank, certificates for whole shares credited to a Participant's account under the Plan will be issued to him and a cash payment will be made for any fractional share. However, in the Participant's notice of termination of participation in the Plan, the Participant may, if he desires, direct that all of the shares credited to his account in the Plan, whether whole or fractional, be sold. Such sales will be made at market. Any brokerage fees and transfer taxes in connection with effecting such sales will be paid by the withdrawing Participant. The proceeds of the sale, net of such expenses, will be sent to the Participant.

     Former Participants may become Participants in the Plan again at any time by signing a new Authorization Card and returning it to the Bank.

SALES OF PLAN SHARES

  21.  May a portion of a Participant's Plan shares be sold?

     A Participant may sell all or part of shares of Common Stock held in the Plan in either of two ways. First, the Participant may request certificates for full shares and arrange for the sale of these shares through a securities broker of the Participant's choice. Alternatively, within 10 business days after receipt of written instructions, the Bank will sell any portion or all of the shares held by the Bank for the Participant. Such shares will be sold through independent securities brokers selected by the Bank in its sole discretion. The Participant will be charged a commission, transfer and other taxes and other transaction expenses, which amounts will be deducted from the cash proceeds paid to the Participant. Shares being sold for the Participant may be aggregated with those of other Plan Participants who have requested sales. In that case, the Participant will receive proceeds based on the average sales price of all shares sold, less a pro rata share of brokerage commissions, transfer and other taxes and other transaction expenses. A check representing the proceeds of the sale of shares will be forwarded to the Participant as soon as practicable after settlement of the sale.

TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

  22. What are the federal income tax consequences of participation in the Plan?

     Under the current provisions of the Internal Revenue Code of 1986, as amended (the "Code") the purchase of shares of Common Stock under the Plan will generally result in the following federal income tax consequences:

          (a) A dividend on shares of Common Stock will be treated for federal income tax purposes as a dividend received by the Participant notwithstanding that it is used to purchase additional Common Stock pursuant to the Plan. The full amount of cash dividends reinvested under the Plan will constitute dividend income to the Participants. In addition, the amount of any brokerage commissions, mark-ups, and other fees or expenses incurred by the Company on behalf of a Participant in connection with such purchases on the open market will also constitute a dividend to such Participant for federal income tax purposes.

          (b) Dividends paid to corporate shareholders, including amounts, taxable as dividends to corporate Participants under (a) above, will not be eligible for the corporate dividends-received deduction under the Code.

          (c) A Participant's tax basis in additional shares of Common Stock acquired under the Plan will be equal to the amount treated as a dividend for federal income tax purposes. The Participant's holding period for such shares of Common Stock will commence on the day after the investment date.

          (d) A Participant will not realize any taxable income upon the receipt of a certificate for full shares credited to the Participant's account. A Participant will recognize gain or loss when a fractional share interest is liquidated or when the Participant sells or exchanges shares received from the Plan. Such gain or loss will equal the difference between the amount which the Participant receives for such fractional share interest or such shares and the tax basis therefor.

     In the case of Participants whose dividends are subject to withholding of federal income tax, dividends will be reinvested less the amount of tax required to be withheld.

     The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in the law) of their individual participation in the Plan.

OTHER INFORMATION

  23. What happens if the Company issues a stock dividend or declares a stock split?

     Any stock dividends or stock splits distributed by the Company on the shares purchased for and credited to the account of a Participant under the Plan will be added to the Participant's account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a Participant (including shares for which a Participant has directed that cash dividends be reinvested) will be mailed directly to such Participant in the same manner as to shareholders who are not participating in the Plan.

     In the event the Company makes available to shareholders rights to purchase additional shares of Common Stock or other securities, such rights will be made available to Participants based on the number of shares (including fractional share interests to the extent practicable) held in their Plan accounts on the record date established for determining shareholders who are entitled to such rights.

  24. How will a Participant's shares be voted at meetings of shareholders?

     The Bank will forward, as soon as practicable, any proxy solicitation materials to the Participant. The Bank will vote any full and/or fractional shares of Common Stock that it holds for the Participant's account in accordance with the Participant's directions. If a Participant does not return a signed proxy to the Bank, the Bank will not vote such shares.

  25. What is the responsibility of the Company under the Plan?

     Neither the Company nor the Bank will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a Participant's account upon such Participant's death or adjudicated incompetency prior to the receipt of notice in writing of such death or adjudicated incompetency, the prices at which shares are purchased for the Participant's account, the times when purchases are made of fluctuations in the market value of the Common Stock. Neither the Company nor the Bank has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

     THE PARTICIPANT SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

  26. May the Plan be changed or discontinued?

     While the Plan is intended to continue indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. The Company also reserves the right to make modifications to the Plan. Notice of such suspension, termination or modification will be sent to all Participants.

     The Company intends to use its best efforts to maintain the effectiveness of the Registration Statement filed with the Commission covering the offer and sale of Common Stock under the Plan. However, the Company has no obligation to offer, issue or sell Common Stock to Participants under the Plan if, at the time of the offer, issuance or sale, such Registration Statement is for any reason not effective. Also, the Company may elect not to offer or sell Common Stock under the Plan to participants residing in any jurisdiction or foreign country where, in the judgment of the Company, the burden or expense of compliance with applicable blue sky or securities laws makes such offer or sale there impracticable or inadvisable. In any of these circumstances, dividends, if, as and when declared, will be paid in the usual manner to the shareholders and any optional cash payments received from such shareholder will be returned to him.

                                USE OF PROCEEDS

     The net proceeds from the sale of original issue shares of Common Stock issued under the Plan will be used to increase working capital and for other general purposes. The Company has no basis for estimating either the number of shares of Common Stock that ultimately will be sold pursuant to the Plan or prices at which such shares will be sold.

     The Company will not receive any funds under the Plan from the purchase of shares of Common Stock in the open market by the Bank.

                                    EXPERTS

     The Consolidated Financial Statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Columbus Realty Trust for the year ended December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing in Post Properties, Inc's. Current Report on Form 8-K dated September 17, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon for the Company by King & Spalding, Atlanta, Georgia. Herschel M. Bloom, a member of King & Spalding, is a director of the Company.

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN POST PROPERTIES, INC. AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    3
Description of the Plan...............    3
Use of Proceeds.......................   10
Experts...............................   11
Legal Matters.........................   11

======================================================
======================================================

                             POST PROPERTIES, INC.

                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                               NOVEMBER 4, 1997

======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  5.1      --  Opinion of King & Spalding regarding the validity of the securities being registered
 23.1      --  Consent of King & Spalding (included as part of Exhibit 5.1)
 23.2      --  Consent of Price Waterhouse LLP
 23.3      --  Consent of Ernst & Young LLP
 24.1      --  Power of Attorney (included on page II-2)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta on November 4, 1997.

                                   POST PROPERTIES, INC.

                                   By:          /s/ JOHN T. GLOVER
                                      ------------------------------------------
                                                    John T. Glover
                                        President and Chief Operating Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints John T. Glover, Timothy A. Peterson and Sherry
W. Cohen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Post Properties, Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act of 1933, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 4th day of November, 1997.

                      SIGNATURE                                              TITLE
                      ---------                                              -----
                /s/ JOHN A. WILLIAMS                       Chairman of the Board, Chief Executive
-----------------------------------------------------        Officer and a Director (Principal
                  John A. Williams                           Executive Officer)

                 /s/ JOHN T. GLOVER                        President, Chief Operating Officer,
-----------------------------------------------------        Treasurer and a Director (Principal
                   John T. Glover                            Financial Officer)

                 /s/ R. GREGORY FOX                        Senior Vice President -- Post Corporate
-----------------------------------------------------        Services (Chief Accounting Officer)
                   R. Gregory Fox

                 /s/ ARTHUR M. BLANK                       Director
-----------------------------------------------------
                    Arthur M. Blank

                /s/ HERSCHEL M. BLOOM                      Director
-----------------------------------------------------
                  Herschel M. Bloom

                /s/ RUSSELL R. FRENCH                      Director
-----------------------------------------------------
                   Russell R. French

                      SIGNATURE                                              TITLE
                      ---------                                              -----

             /s/ WILLIAM A. PARKER, JR.                    Director
-----------------------------------------------------
               William A. Parker, Jr.

                   /s/ J. C. SHAW                          Director
-----------------------------------------------------
                     J. C. Shaw

                 /s/ ROBERT L. SHAW                        Director
-----------------------------------------------------
                   Robert L. Shaw

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                   EXHIBITS                                PAGE
-------                                  --------                            ------------
  5.1      --  Opinion of King & Spalding regarding the validity of the securities being registered
 23.1      --  Consent of King & Spalding (included as part of Exhibit
               5.1)........................................................
 23.2      --  Consent of Price Waterhouse LLP.............................
 23.3      --  Consent of Ernst & Young LLP................................
 24.1      --  Power of Attorney (included on page II-2)...................